Exhibit 10.1
SUBLEASE AGREEMENT
This Sublease Agreement (“Agreement”), made as of the 19th day of October, 2006 between Taleo Corporation (“Sublessor”), a corporation duly organized and existing under the laws of the State of Delaware, having an office at 4140 Dublin Blvd, Suite 400, Dublin, California 94568, California and Cyworld, Inc. (“Sublessee”) a corporation duly organized and existing under the laws of the State of California, having an office at 580 Market St., Suite 400, San Francisco, CA 94104.
BACKGROUND FACTS
     A. Sublessor is the holder of the lessee’s interest under a certain lease dated as of May 14, 2004 including all exhibits and schedules attached thereto, between 555-575 Market Street, LLC, as Landlord and Taleo Corporation as Tenant (the “Prime Lease”).
     B. Sublessee desires now to sublet from Sublessor the entire eighth floor of the Building (as such term is defined in the Prime Lease) consisting of the space described in the Prime Lease (hereinafter referred to as the “Subleased Premises”) and enter into this Agreement upon the terms, covenants and conditions and for the term as hereinafter set forth.
TERMS AND CONDITIONS
     NOW, THEREFORE, in consideration of the rents, covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:
1. Background Facts: The parties acknowledge that the above background facts are true and correct and are hereby made a part of this Sublease.
2. Term: Sublessor does hereby lease to Sublessee and Sublessee does hereby hire and take from Sublessor the Subleased Premises for a term commencing one business day after Sublessor delivers the Consent (as defined below) to Sublessee and Sublessor delivers possession of the Subleased Premises free of tenancies (with such earlier date being referred to as the “Sublease Commencement Date”) and ending on July 30, 2009 (the “Expiration Date”) (to be confirmed) unless such term shall sooner terminate as herein provided or otherwise (the “Term”). This Agreement and Sublessor’s obligations hereunder are subject to and conditioned upon Sublessor obtaining written consent (“Consent”) to this Sublease after submission of this executed Agreement to the Landlord pursuant to Article 14 of the Prime Lease (and, in this regard, Sublessee shall fully cooperate with Sublessor in obtaining such consent, which cooperation shall include, without limitation, providing financial information and records and other information reasonably requested by Landlord including reasonable modifications to this Agreement). Sublessee agrees to accept the form of Consent provide by Landlord. Notwithstanding anything contained in this Sublease to the contrary, Sublessor does not warrant or represent that the Sublease Commencement Date will occur (and possession given) by a date certain and, in this regard, Sublessor shall not be subject to any liability whatsoever for failure to give possession on a particular date and the validity of this

Agreement shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the Term, provided, however, that if the Sublease Commencement Date has not occurred by December 31, 2006, Sublessee may by written notice to Sublessor, cancel this sublease without penalty, in which case, Sublessor will return Sublessee’s Security within ten (10) days of such notice.
3.	Base Rent/Additional Rent

A. Base Rent: Sublessee shall pay to Sublessor for the period commencing on the Sublease Commencement Date and continuing thereafter throughout the Term base rent (“Base Rent”) as follows:
1.	for the period from the Sublease Commencement Date to September 30, 2007, at the monthly rate of $20,182.00. Provided that Sublessee is not in default, Base Rent shall be abated for months one and two of the Term;

2.	for the period October 1, 2007 to September 30, 2008 at the monthly rate of $22,220.00; and

3.	for the period October 1, 2008 to July 30, 2009 at the monthly rate of $24,218.00.
Base Rent shall be payable in advance, in equal monthly installments as set forth above on the first day of each and every calendar month during the Term without prior demand therefore and without set off or reduction whatsoever, except that $20,182.00 shall be paid as first month’s rent on the date that Sublessee executes this Sublease. If the Sublease Commencement Date is not the first day of the month, then Base Rent shall be pro rated on a per diem basis.
B. Additional Rent: In addition to the payment of Base Rent, Sublessee shall also pay as Additional Rent (the “Additional Rent” and as defined in the Prime Lease) to Sublessor, within ten days after demand therefore, all charges, costs and expenses incurred by Sublessor with respect to services or repairs directly provided to the Sublessee by the Sublessor, at the request of the Sublessee, arising from Sublessee’s use of the Subleased Premises, including, but not limited to, additional cleaning charges, additional heating or air-conditioning, overtime charges for heating, air-conditioning, supplies, materials, and freight elevator services and pay Additional Rent as required in the Prime Lease. The remedies afforded Sublessor for the non-payment of such Additional Rent by Sublessee shall be the same as for non-payment of Base Rent and those remedies available under the Prime Lease.

C. Additional Rent shall include Sublessor’s obligations, as Tenant, under Section 3.3.2 of the Prime Lease except Sublessee shall not have a right to audit under Section 3.3.2 (d) of the Prime Lease. For purpose of the Agreement the Base Year (as such term is defined in the Prime Lease) shall be the calendar year 2007.

4.	Insurance

At all times during the Term, Sublessee shall, at Sublessee’s own cost and expense, provide and keep in force for the benefit of Sublessor all insurance required under the Prime Lease (including, without limitation, Article 11 of the Prime lease). Prior to occupancy of the Premises by Sublessee, and not less than thirty (30) days prior to expiration of any policy thereafter, Sublessee shall furnish to Sublessor a certificate of insurance reflecting that the insurance required by this Section 4 is in force, In addition, all insurance to be furnished by Sublessee under this Agreement (i) shall be written by a company or companies satisfying the requirements of Section 11.1.4 of the Prime Lease, (ii) shall name as additional insured Landlord and Sublessor and any fee mortgagee(s), as their interests may appear, (iii) shall include a mortgagee clause in standard form if there be a mortgagee, and (iv) shall provide that the proceeds, if any, shall be payable in accordance with the terms of the Prime lease and/or Sublease and (v) shall contain a clause that the insurer will not cancel or change the insurance coverage without first giving Landlord and Sublessor thirty (30) days advance written notice.

5.	Prime Lease

(a) Sublessee hereby acknowledges that is has reviewed a copy of the Prime Lease a copy of which is attached hereto as Exhibit “B” (which by this reference is made apart hereof), and is fully familiar with the provisions thereof. During the Term, Sublessee shall perform, observe, comply with and be subject to, all of the terms, covenants, and conditions of the Prime Lease on the part of the “Tenant” therein named to be performed with respect to the Subleased Premises, and all of the terms, covenants and conditions of the Prime Lease and are hereby incorporated herein by reference with the same force and effect as if herein set forth in full except (a) to the extent that the same are expressly modified by the terms of this Agreement and (b) Sublessee shall have no right to terminate this Sublease under Exhibit F, Section 2 of the Prime Lease, no right to Sublessor’s right of first offer under Exhibit F, Section 3 of the Prime Lease and no right to extend this lease under Article 39 of the Prime Lease. Sublessee shall not do or permit anything to be done which would result in a default under or cause the Prime Lease to be terminated or forfeited. Wherever the terms “Tenant,” “this Lease” and “Premises” occur in the Prime Lease, the same shall be deemed to refer to Sublessee, this Agreement and the Subleased Premises, respectively, herein).

(b) With respect to the Subleased Premises, Sublessee shall be entitled to exercise and to receive from Landlord the same rights as Sublessor is entitled, as such tenant, under the Prime Lease; provided, however, in no event shall Sublessee ever be entitled to (i) modify or terminate the Prime Lease; (ii) exercise any rights under the Prime Lease which would or could in any way increase Sublessor’s obligations or liability, or decrease Sublessor’s rights, under the Prime Lease, without first obtaining Sublessor’s written consent (which may be given or withheld in Sublessor’s sole discretion); (iii) receive any abatement or allowance (regardless of whether or not the same are received or paid under the Prime Lease); and/or (iv) receive any reimbursements, credits or payments by Landlord under the Prime Lease which are not exclusively attributable to actual payments made by Sublessee during Sublessee’s period of occupancy during the Term (including, without limitation, the Security Deposit). To the extent Landlord fails or refuses to perform its obligations under the Prime Lease, or Landlord breaches or has breached any of its representations, warranties or covenants under the Prime Lease or Sublessor breaches or has breached any of it representations, warranties or covenants under the Sublease, Sublessor shall not be obligated to perform such obligations and shall not be liable or responsible for such breaches.

(c) Notwithstanding anything contained in this Agreement to the contrary, if there exists a breach by Sublessor of any of its obligations under this Agreement, caused directly by Landlord under its obligations of the Prime Lease, then, and in any such event, Sublessee’s sole remedy against Sublessor shall be the right to pursue a claim in the name of Sublessor against Landlord (provided Sublessee has first obtained Sublessor’s written consent, which consent shall not be unreasonably withheld or delayed, and has also provided Sublessor with written notice and 30 days to cure such default), and Sublessor agrees that it will cooperate with Sublessee in the pursuit of such claim provided, however, that (i) such claim shall be prosecuted at Sublessee’s sole cost and expense (and without cost or expense to Sublessor); (ii) Sublessee shall indemnify and hold harmless Sublessor from any and all costs, expenses, claims, and liabilities (including, without limitation, reasonable attorney’s fees) which may arise out of or relate to such claim; (iii) Sublessee shall not have any claim against Sublessor by reason of the Landlord’s failure or refusal to comply with any of the covenants, terms and obligations of the Sublease or Prime Lease; (iv) this Sublease shall remain in full force and effect during the Term (subject to the provisions hereof) as long as the Prime Lease is in full force and effect, notwithstanding the Sublessor or Landlord’s failure or refusal to comply with such covenants, terms and obligations of the Prime Lease; and (v) Sublessee shall pay all Basic Rent and Additional Rent provided for herein without notice, demand abatement, reduction or setoff whatsoever.

(d) In all provisions of the Prime Lease or this Agreement requiring the approval or consent of the “Landlord” or “Sublessor,” Sublessee shall be required to obtain the approval or consent of the Landlord, Sublessor; in all provisions of the Prime Lease or Sublease requiring that notice be given to the “Landlord” or “Sublessor,” Sublessee shall be required to give notice to the Landlord and Sublessor; and in all provisions of the Prime Lease or Sublease requiring “Tenant” to pay the costs and expenses of the “Landlord” or “Sublessor,” Sublessee shall be required to pay the costs and expenses of the Sublessor. With respect to the time limits provided in the Prime Lease for the giving of notice, making demands, performance of any act, condition or covenants, or the exercise of any right, remedy or option, are changed for the purpose of this Agreement, by lengthening or shortening the same in each instance by three (3) days, as appropriate, so that notices may be given, demands made, or any act, condition or covenants performed, or any right, remedy or option exercised, by Landlord, Sublessor or Sublessee, as the case may be and each party covenants that it will do so within the time limit relating thereto contained in the Prime Lease or Sublease.

(e) Status of Prime Lease. Sublessor represents to Sublessee that the Prime Lease is in full force and effect and that no default exists on the part of any party to the Prime Lease, nor has any event or condition occurred which, with the passing of time or the giving of notice, would result in an event of default on the part Sublessor, as Tenant under the Prime Lease. If the Sublessor receives any notice or demand from Landlord under the Prime Lease with respect to the Subleased Premises, Sublessor shall promptly deliver true and correct copy of same to Sublessee.

6.	Use: Compliance

Sublessee shall use and occupy the Subleased Premises for general office purposes, and for no other use or purpose, provided that such uses shall only be maintained as long as the same are permitted under the Prime Lease or Sublease and all applicable laws and ordinances. Sublessee also agrees to comply with all rules and regulation that Landlord, Sublessor or Sublessor may adopt for the operation of the Subleased Premises of which Sublessee has received prior notice. Sublessor has made no representation or warranty that Sublessee may in fact lawfully use and/or occupy the Subleased Premises for any such uses, nor as to the portion or portions of the Subleased Premises which may lawfully be used for any particular use. Sublessee covenants that, during the Term, no part of the Subleased Premises shall be used in any manner whatsoever for any purposes in violation of this Agreement or the Prime Lease or in violation of laws, ordinances, regulations, or orders of the United States, or of the State, County and/or City or other applicable governmental subdivisions where the Subleased Premises is located. Sublessee shall comply with all such laws, ordinances, regulations and orders now in effect or hereafter enacted or passed during the Term with respect to the Subleased Premises (including, without limitation, The Americans with Disabilities Act) provided such compliance is necessitated by either Sublessee’s use of the Subleased Premises (as distinguished from general office use thereof) and/or construction or alterations performed by Sublessee.

7.	Indemnity

The indemnity provisions of the Prime Lease shall apply to Sublessee as if Sublessor was Landlord under the Prime Lease and as if Sublessee was Tenant under the Prime Lease.

8.	Sublessee Default

In the event that Sublessee shall be in default of any covenant of, or shall fail to honor or perform any obligation under this Sublease, Sublessor shall have available to it all of the remedies at law or inequity available under this Agreement, as well as all rights and remedies available to Landlord under the Prime Lease in the event of a default on the part of the Sublessee as “Tenant” under the Prime Lease.

If Sublessee shall default (beyond any applicable grace periods in the Prime Lease or Sublease) in the performance of any of Sublessee’s covenants, terms and obligations under this Agreement or the Consent, Sublessor, without thereby waiving such default, may, at Sublessor’s option, after ten (10) days notice to Sublessee, perform the same for the account of Sublessee. If Sublessor makes any expenditures or incurs any obligations for the payment of money arising out of such default, including attorneys’ fees, in connection with (i) defending any action brought by Sublessee against Sublessor or against Landlord and naming Sublessor (which is prohibited by this Agreement) or for which Sublessee does not ultimately prevail (ii) curing Sublessee’s defaults or in instituting, prosecuting or defending any action or proceeding, by reason of any default of Sublessee under this Agreement, then such sums paid or obligations incurred, with interest thereon at 15% per annum, shall be paid by Sublessee to Sublessor as Additional Rent within ten (10) days demand to Sublessee.

9.	Rights Cumulative

All the rights and remedies of Sublessor under this Agreement or pursuant to present or future law shall be deemed to be separate, distinct and cumulative and no one or more of them, whether exercised or not, shall be deemed to be in exclusion of, or a waiver of, any of the others, or of any of the rights or remedies which Sublessor may have, and Sublessor shall have, to the fullest extent permitted by law, the right to enforce any rights or remedies separately and to take any lawful action or proceedings to exercise or enforce any right or remedy without thereby waiving or being barred or estopped from exercising and enforcing any other rights and remedies by appropriate action or proceedings.

10.	Payments of Money: Interest

All amounts which Sublessee shall be obligated to pay pursuant to this Sublease shall be deemed Base Rent or Additional Rent, and in the event of the nonpayment by Sublessee of any sum of money which Sublessee shall be obligated to pay to Sublessor under any provision of this Sublease, Sublessor shall have the same rights and remedies by reason of such nonpayment as if Sublessee had failed to pay an installment of Base Rent. In each instance when Sublessee shall be obligated to make any payment of any sum of money, and Sublessee fails to make such payment within seven (7) days after the same is due, interest shall accrue thereon and be payable at 15% per annum computed from the date such payment first became due.

11.	Self-Help

If Sublessee at any time fails to perform any of its obligations under this Sublease, Sublessor shall have the right but not the obligation, upon giving Sublessee at least ten (10) days prior written notice of its election to do so (in the event of any emergency no prior notice shall be required) to perform such obligations on behalf of and for the account of Sublessee and to take all such action to perform such obligations. In such event, Sublessor’s costs and expenses incurred therein shall be paid for by Sublessee forthwith, with interest (at 15% per annum). The performance by Sublessor of any obligations shall not constitute a release or waiver of Sublessee therefrom. Sublessee hereby waives any claim and releases Sublessor and Sublessor’s agents, contractors and employees from all liability for damage occasioned by any action taken pursuant to this Paragraph.

12.	Non-Waiver

No waiver by Sublessor of any breach by Sublessee of any term, covenant, condition or agreement herein, and no failure by Sublessor to exercise any right or remedy in respect of any breach hereunder, shall constitute a waiver or relinquishment for the future of any such term, covenant, condition or agreement or of any subsequent breach such term, covenants, condition or agreement, nor bar any right or remedy of Sublessor in respect of any such subsequent breach, nor shall the receipt of any rent, or any portion thereof, by Sublessor, operate as a waiver of the rights of Sublessor to enforce the payment of any other rent then or thereafter in default, or to terminate this Agreement, or to recover the Subleased Premises or to invoke any other appropriate remedy which Sublessor may select as set forth in this Sublease or provided by law.

13.	Survival

All obligations of Sublessee which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Agreement shall survive such expiration or termination.

14.	Broker

Sublessee and Sublessor covenant, warrant and represent that there was no broker, finder or similar person other than Trammell Crow Company and Charles Dunn Company (the “Broker”) that are entitled to a commission, fee or other compensation, instrumental in consummating this Agreement, that no conversations or prior negotiations were had by Sublessee or anyone acting on behalf of Sublessee with any broker, finder or similar person other than Broker concerning the renting of the Subleased Premises. Sublessee and Sublessor shall indemnify and hold each other harmless against and from all costs, expenses, damages and liabilities, including reasonable attorney’s fees and court costs, arising from any claims for brokerage commissions, finder’s fees or other compensation resulting from or arising out of any conversations, negotiations or actions had by Sublessor or Sublessee or anyone acting on behalf of Sublessor or Sublessee with any broker, finder or similar person other than Broker. Sublessee or Sublessor shall defend against any such claim by attorneys reasonably satisfactory to Sublessor and shall not enter into any settlement agreement with respect thereto without either (i) depositing the amount of such claim together with all costs of Sublessor associated with defense of such claim, in trust, with Sublessor for payment of such settlement or (ii) first receiving written authorization therefore, specific in scope and authority, from Sublessor. Sublessor agrees to pay the Broker’s commission(s) by separate agreement.

15.	Landlord’s Default

Notwithstanding anything contained in any provision of this Agreement to the contrary, Sublessee agrees, with respect to the Subleased Premises, to comply with and remedy any default claimed by Landlord arising during the term of this Sublease under the Prime Lease and caused by Sublessee, within the period allowed to Sublessor as Tenant under the Prime Lease, even if such time period is shorter than the period otherwise allowed in the Prime Lease due to the fact that notice of default from Sublessor to Sublessee is given after the corresponding notice of default from Landlord to Sublessor as tenant under the Prime Lease. Sublessor agrees to forward to Sublessee, by personal delivery promptly upon receipt thereof by Sublessor, a copy of each notice of default received by Sublessor in its capacity as Sublessee under this Agreement. Sublessee agrees to forward to Sublessor, upon receipt thereof, copies of any notices received by Sublessee with respect to the Subleased Premises from Landlord or from any governmental authorities. Sublessor agrees to forward to Sublessee, by personal delivery promptly upon receipt thereof by Sublessor, a copy of each notice of default received by Sublessor in its capacity as Sublessee under the Sublease. Sublessee agrees to forward to Sublessor, upon receipt thereof, copies of any notices received by Sublessee with respect to the Subleased Premises from Landlord, Sublessor or from any governmental authorities.

16.	Security

Sublessee shall deposit with Sublessor on the execution of this Agreement the sum of One Hundred Thousand ($100,000.00) as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (“Security”). If Sublessee fails to pay rent, additional rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Agreement, Sublessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Sublessor may become obligated by reason of Sublessee’s default or to compensate Sublessor for any loss or damage which Sublessor may suffer thereby. If Sublessor so uses or applies all or any portion of said deposit, Sublessee shall within ten (10) days after written demand therefore deposit cash or certified check with Sublessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and Sublessee’s failure to do so shall be a breach of this Sublease, and Sublessor may at his option terminate this Agreement. Sublessor shall not be required to keep said deposit separate from its general accounts. If Sublessee performs all of Sublessee’s covenants, terms and obligations hereunder, and is not in default under Prime Lease and this Agreement or such deposit has not been applied by Sublessor pursuant to this provision, said deposit shall be returned without payment of interest for its use to Sublessee (or, at Sublessor’s option, to the last assignee, if any, of Sublessee’s interest hereunder) within sixty (60) days after the expiration of the term hereof, or after Sublessee has vacated the Premises, whichever is later. Sublessee shall not be responsible for the security deposit under the Prime Lease or the Sublease. Nothwithstanding anything to the contrary stated herein, provided Sublessee is not in default under this Agreement, Seventy Two Thousand, Six Hundred and Fifty-Four ($72,654.00) Dollars of the Security Deposit shall be applied as Base Rent to the three (3) months prior to the Expiration Date of this Agreement.

17.	Notices

All notices required by, or provided in connection with, this Agreement shall be sent by certified mail, return receipt requested, or by personal delivery to the Sublessor at its address first appearing in this Sublease with a concurrent copy sent to Condon & Forsyth LLP, Times Square Tower, 7 Times Square, New York, New York 10036, Attn: John D.

Horenstein, Esq. and to Sublessee at the Subleased Premises or such other address as either party may designate by notice as provided herein and such notice shall be deemed effected upon such delivery if by personal delivery and such posting with the U.S. Postal Service if by certified mail.

18.	Holdover

In the event Sublessee, or anyone claiming status through or on behalf of Sublessee, remains in possession of the Subleased Premises after the expiration or earlier termination of this Agreement without the execution of a new Sublease or a direct lease with Landlord or sublease with Sublessor, (i) Sublessor shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term and to such other rights and remedies as may be provided for in this Sublease at law or in equity, and (ii) Sublessee, at the option of Sublessor, shall be deemed to be occupying the Subleased Premises as a tenant from month to month, at a monthly rental equal to two (2) times the Base Rent, plus the Additional Rent payable hereunder and the Prime Lease, subject to all of the other terms of this Sublease insofar as the same are applicable to a month-to-month tenancy.

19.	Recording

Sublessee shall not record this Sublease or any memorandum hereof.

20.	Entire Agreement

This Agreement sets forth the entire agreement between the parties, superceding all prior agreements and understandings, written and oral, and may not be altered or modified except by a writing signed by both parties.

21.	Execution

Submission by Sublessor of this Agreement for execution by Sublessee shall confer no rights nor impose any obligation on Sublessor unless and until (and subject to all other rights and conditions contained elsewhere) both Sublessor and Sublessee shall have executed this Agreement and duplicate originals thereof shall have been delivered by Sublessor and Sublessee to each other.

22.	Option to Purchase Telephone System.

Sublessee shall have the option to purchase a phone system from Sublessor. Sublessor shall deliver the phone system to Sublessee within 5 business days after written notice requesting such phone system and Sublessor’s receipt of payment of $20,000.00. Sublessor shall not be responsible for installing the phone system. Sublessee acknowledges that the phone system is a French system and that instructions are in French and waives all claims and warranties as to fitness and merchantability and any and all claims or demands for damages arising out of the purchase or use of the phone system.

23.	Sublessor shall deliver the Subleased Premises to Sublesse, as of the Sublease Commencement Date, broom clean, AS IS condition. Sublessee represents and warrants that is has inspected the Premises and hereby accepts the Premises in their current AS IS condition. Sublessor and Sublessee agree and acknowledge that Sublessor Landlord is not responsible for the construction of any initial improvements in the Subleased Premises.
IN WITNESS WHEREOF, Sublessor and Sublessee have respectively signed this Agreement of Sublease as of the date first hereinabove written.

TALEO CORPORATION, as Sublessor:

BY:	/s/ Katy Murray

TITLE:	CFO

BY:

TITLE:

CYWORLD, INC., as Sublessee

BY:	/s/ Henry Chon

Henry Chon
TITLE	CEO

BY:

TITLE

Exhibit A
Sublease Premises

Exhibit B
Prime Lease

Exhibit C
Bill of Sale for Phone System